Mr. Michael J. Maddox January 27, 2026 Page 2 in the form set forth on Exhibit A hereto (the “Release”) and your ongoing compliance with all other terms and conditions of the Release and the Letter Agreement, including the non-competition and non-solicitation provisions set forth in Section 6 of the Letter Agreement and Section 3.4(a) of the CrossFirst Employment Agreement. Notwithstanding the foregoing, nothing in the Letter Agreement or the CrossFirst Employment Agreement, including the foregoing Sections 6 and 3.4(a), respectively, or in the Release shall limit your Protected Rights (as defined in the Release). 3. No Other Benefits You acknowledge and agree that, except as set forth in Section 2 of this letter, you are not entitled to any severance or other payments or benefits under the Letter Agreement, the CrossFirst Employment Agreement, the CrossFirst Bankshares, Inc. Senior Executive Severance Plan, any equity award agreements or otherwise in connection with your termination of employment with Employer. 4. Additional This letter will be governed by and construed in accordance with the laws of the State of Kansas without reference to the law regarding of conflicts of law. Except as specifically provided herein, the terms of each of the Letter Agreement and the CrossFirst Employment Agreement (as amended by the Letter Agreement) shall continue to apply. [Remainder of Page Intentionally Left Blank]

Mr. Michael J. Maddox January 27, 2026 Page 3 If you agree that this letter correctly memorializes our understandings, please sign and return this letter, which will become a binding agreement on our receipt. FIRST BUSEY CORPORATION and BUSEY BANK By: Van A. Dukeman Chairman and Chief Executive Officer of First Busey Corporation and Chairman of Busey Bank Michael J. Maddox Date: Date: [Signature Page to Maddox – Separation Agreement]

Exhibit A AGREEMENT AND RELEASE This Agreement and Release (this “Release”), is made and entered into by Michael J. Maddox (“Employee”) in favor of First Busey Corporation (“First Busey”) and its subsidiaries (collectively with First Busey, “Employer”) and its affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”). WHEREAS, Employee has been employed as President of First Busey and President and Chief Executive Officer of Busey Bank and has served as member and Vice Chairman of the Board of Directors of First Busey and member of the Board of Directors of Busey Bank; WHEREAS, Employee’s employment with Employer will be terminated, and Employee will be deemed to have resigned from service on all boards, board committees, and other administrative positions Employee holds at or on behalf of Employer, effective as of January 27, 2026 (the “Separation Date”); WHEREAS, Employee is seeking certain payments under Sections 2 and 3 of the letter agreement entered into with First Busey, effective August 26, 2024 (the “Letter Agreement”), that are conditioned on the effectiveness of this Release, as set forth in the letter agreement entered into with First Busey, dated January 27, 2026 (the “Separation Agreement”); NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows: 1. General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, arising under or in connection with Employee’s employment or termination of employment with Employer, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including, without limitation, rights or Claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not

Exhibit A-2 paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below). 2. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not: (i) release any Claims for payment of amounts payable under Section 2 of the Separation Agreement, as set forth on Schedule 1 hereto; (ii) the acceleration of equity awards under Section 2 of the Separation Agreement; (iii) release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested according to the terms of those plans; (iv) release any Claim that may not lawfully be waived; (v) release any Claim for indemnification and D&O insurance in accordance with applicable laws and the corporate governance documents of Employer; (vi) any breach of the Separation Agreement; (vii) Employee’s rights as a shareholder, depositor or borrower of the Employer and/or any of their subsidiaries or affiliates; (viii) reimbursement of reasonable business expenses incurred prior to Employee’s Separation Date pursuant to Employer’s expense reimbursement policy; or (ix) limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need Employer’s permission to do so. In addition, it is understood that this Release shall not require Employee to notify Employer of a request for information from any governmental entity or self-regulatory authority that is not directed to Employer or of Employee’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing,

Exhibit A-3 Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with the information provided to any governmental entity or other protected “whistleblower” activity. The rights set forth in this Section 2(v) are referred to collectively as the “Protected Rights”). 3. Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, or legal proceeding pertaining to private claims against any Released Party, nor has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that Employee is releasing. 4. Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Employee further acknowledges and agrees that: (i) this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any Claims under the ADEA that may arise after the Effective Date of this Release; (ii) Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which Employee is not already entitled to receive; (iii) Employee has been advised, and is being advised by this Release, to consult with an attorney before executing this Release; Employee acknowledges that Employee has consulted with counsel of Employee’s choice concerning the terms and conditions of this Release; (iv) Employee has been advised, and is being advised by this Release, that Employee has been given at least twenty-two (22) days within which to consider the Release, but Employee can execute this Release at any time following the Separation Date prior to the expiration of such review period; any changes to this Release will not restart the twenty-two (22) day review period; and

Exhibit A-4 (v) Employee is aware that this Release shall become null and void if Employee revokes Employee’s agreement to this Release within seven (7) days following the date of execution of this Release. Employee may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to Employer’s General Counsel written notice of Employee’s revocation of this Release no later than 5:00 p.m. Central time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release. 5. Confidentiality. Employee understands and agrees that the existence and terms of this Release may be publicly disclosed in accordance with applicable law. 6. Non-Waiver. Employer’s waiver of a breach of this Release by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Release. 7. Non-Disparagement. Employer shall instruct each member of the Board of Directors of First Busey and each executive officer (as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934) of First Busey that at all times following the Separation Date, such individual shall not engage in any vilification of Employee, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Employee, including Employee’s management style, methods of doing business, the quality of Employee’s work or Employee’s role in the community. To the fullest extent permitted by law and subject to Employee’s Protected Rights under Section 2(v) hereof, at all times following the Separation Date, Employee shall not engage in any vilification of Employer and its officers and directors, and Employee shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Employer and its officers and directors, including management style, methods of doing business, the quality of products and services, or role in the community. Employee shall do nothing that would damage Employer’s business reputation or good will. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his Protected Rights under Section 2(v) hereof. 8. Restrictive Covenants. Subject to Employee’s Protected Rights under Section 2(v) hereof, Employee shall abide by the terms set forth in Section 6 of the Letter Agreement and Section 3.4(a) of Employee’s Employment Agreement entered into with CrossFirst Bankshares, Inc., dated June 1, 2020. 9. Cooperation. Following the Separation Date, Employee agrees to provide cooperation, at the reasonable request of Employer and without unreasonable interference as to Employee’s professional and personal pursuits, with investigations or other legal, equitable or business matters or proceedings that involve any matters for which Employee worked on or had responsibility during Employee’s employment with Employer. Promptly following the Effective Date, Employee and Employer agree that Employer will ask Comprehensive & Benefits Advisory Services, LLC (“CBAS”) to make the best net determination described in Section 6 of the CrossFirst Bankshares, Inc. Senior Executive Severance Plan, and Employee and Employer agree to cooperate in good faith with each other and CBAS and provide necessary information so that

Exhibit A-5 CBAS may make such determination. Employer shall pay all of the fees of CBAS for such services. 10. Governing Law and Enforcement. To the extent not subject to federal law, this Release shall be construed and the legal relations of Employee and Employer shall be determined in accordance with the laws of the State of Kansas without reference to the law regarding conflicts of law. 11. Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of this Release shall remain in full force and effect. Notwithstanding the foregoing, the waiver of demands and claims arising out of Employee’s employment may not be severed from Employer’s obligation to pay the amounts payable under Section 2 of the Separation Agreement, as set forth on Schedule 1 hereto. [Remainder of Page Intentionally Left Blank]

Exhibit A-6 EMPLOYEE Michael J. Maddox Date: [Signature Page to Maddox – Release]

SCHEDULE 1

Type of Payment or Benefit	Amount	Payment
Unvested portion of the Retention Payment. **Letter Agreement, Section 2**	$4,175,559	Paid in a lump sum on the first regular pay date immediately following the effectiveness of the Release.
Earned but unpaid fiscal year 2025 annual bonus **Letter Agreement, Section 3(i)**	Determined based on actual performance	Paid in a lump sum at the time such awards are paid in 2026, subject to the effectiveness of the Release.
An amount equal to the sum of (x) Employee's current base salary through the remainder of the Specified Period (as defined under the Letter Agreement) ($1,983,333) and (y) the annual bonuses (based on current target) that Employee would have earned or accrued during the remainder of the Specified Period ($2,380,000). **Letter Agreement, Section 3(ii)**	$4,363,333	Paid ratably over six months in accordance with First Busey's normal payroll practices, commencing with the payroll period immediately following the effectiveness of the Release.
An amount equal to the employer portion of the COBRA continuation premium to cover Employee and Employee's dependents enrolled under First Busey's health, vision and dental plans in effect as of the Separation Date for 12 months. **Letter Agreement, Section 3(iii)**	N/A	N/A
Reimbursement of reasonable and well-documented expenses directly relating to outplacement counselling services obtained by Employee during the 18-month period following the Separation Date. **Letter Agreement, Section 3(iv)**	Determined based on actual expenses, up to $25,000	Paid as soon as practicable after submission of appropriate expense reports with First Busey, but in no event later than the end of the taxable year following the year in which such expense was incurred, subject to the effectiveness of the Release.

The provisions of **Section 4.10** of the CrossFirst Employment Agreement, regarding tax withholding and Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, "**Section 409A**"), **Section 3.4(a)** of the CrossFirst Employment Agreement, regarding Employee's obligation to promptly return all severance payments received in the event Employee violates any of the restrictions described in **Section 3.4(a)** of the CrossFirst Employment Agreement, and **Section 6** of the CrossFirst Bankshares, Inc. Senior Executive Severance Plan regarding the application of Section 280G of the Internal Revenue Code of 1986, as amended, and best net protection, shall apply to this Schedule 1. Each payment made under this Schedule 1 will be treated as a separate payment for purposes of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment.

Exhibit A-7